Exhibit 99.1

InnerWorkings Announces Second Quarter 2009 Results

Major Gains in Market Share Driven By Nine Organic Enterprise Wins Combined With Outstanding Client Retention

CHICAGO, August 05, 2009—InnerWorkings, Inc. (NASDAQ:INWK), a leading global provider of managed print and promotional solutions to corporate clients, today reported results for the three months ended June 30, 2009.

Highlights:

•	The Company generated second quarter revenue of $100.1 million and diluted earnings per share of $0.05, including $0.01 per share from the sale of Echo Global Logistics, Inc. common stock.

•	Nine new enterprise contracts were signed during the quarter, including two major contracts each expected to yield in excess of $10.0 million in annual revenue.

•	Revenue from new accounts of $11.0 million in the quarter and $21.0 million year-to-date.

•	Apart from customer bankruptcy and credit issues, the Company has retained 24 of its top 25 clients in the past 12 months.

•	Cash flow from operations in the quarter was $0.4 million, bringing year-to-date operating cash flow to $8.0 million.

“The continued momentum in our enterprise segment is driving our market share gains at an increasing rate,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “While this is being overshadowed by the current pressure on printing budgets, we believe we are poised for significant growth as new customers come online and marketing budgets rebound.”

Revenue for the second quarter was $100.1 million compared to revenue of $105.3 million in the year-earlier period. Despite a decline in same-customer revenue of 23%, revenue for the quarter only decreased five percent driven by the Company’s gains in market share. Second quarter net income was $2.1 million or $0.05 per diluted share. Adjusted EBITDA was $5.7 million for the quarter, a $1.2 million decrease versus $6.9 million in the year-earlier period.

Additional second quarter 2009 financial and operational highlights include:

•	Sales to enterprise clients accounted for 65 percent of second quarter revenue, with the remaining 35 percent derived from transactional clients.

•	Customer concentration for the top ten accounts decreased to 31 percent of total revenue, compared to 39 percent in the second quarter of 2008.

•	The Company sold 94,444 shares of common stock in Echo Global Logistics, Inc. for $850,000 in cash. The sale was in line with its plan to monetize the remaining 1.3 million share investment over time.

•

The Company has drawn $42.2 million on its $75.0 million bank credit facility and has an additional $19 million of cash and short-term investments (not including the 1.3 million shares of Echo mentioned above).

Although InnerWorkings still expects a seasonally stronger second half, it has yet to see any significant movement up in same-customer volume. To prepare for potential continued organic revenue declines, the Company will reduce costs by an additional $1.2 million during the second half of the year through salary reductions and mandatory unpaid furloughs.

“In response to a slower than expected rebound in organic growth, we will take costs out of the business in the third and fourth quarters,” said Joseph M. Busky, Chief Financial Officer of InnerWorkings. “We believe adjusting our flexible cost structure is prudent in this environment and encourage investors to look to our customer retention and steady order flow as an indication of our strength in 2010 and beyond.”

Conference Call

A conference call will be broadcast live on Wednesday, August 5, 2009, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer. Interested parties are invited to listen to the live webcast by visiting the Investor “Events & Presentations” section of InnerWorkings’ website at www.inwk.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

InnerWorkings, Inc. (NASDAQ:INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network, and domain expertise, the Company procures, manages, and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company is based in Chicago with other offices in the United States and in the United Kingdom. For more information on InnerWorkings, visit: www.inwk.com.

Non-GAAP Information for Adjusted EBITDA

Adjusted EBITDA included in this press release is a non-GAAP (generally accepted accounting principles) financial measure that represents net income (loss) excluding the effects of interest, taxes, depreciation, amortization, and stock-based compensation costs. Adjusted EBITDA, as defined above, may not be similar to adjusted EBITDA measures used by other companies and is not a measurement under GAAP.

Though management finds EBITDA useful for evaluating aspects of the Company’s business, its reliance on this measure is limited because excluded items often have a material effect on the Company’s earnings and earnings per common share calculated in accordance with GAAP. Therefore, management uses adjusted EBITDA in conjunction with GAAP earnings and earnings per common share measures. The Company believes that adjusted EBITDA provides investors with an additional tool for evaluating the Company’s core performance, which management uses in its own evaluation of performance, and as a base line for assessing the future earnings potential of the Company. While the GAAP results are more complete, the Company prefers to allow investors to have this supplemental metric since, with reconciliation to GAAP, it may provide greater insight into the Company’s financial results.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the “Risk Factors” section of our most recently filed Form 10-K.

(inwk-e)

Inquiries:

Thea Howell

312-784-2635

thowell@inwk.com

Consolidated Statements of Income

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
Revenue	$105,346,429	$100,097,510	$192,538,015	$194,374,943
Cost of goods sold	79,568,042	75,358,000	145,191,402	146,625,277

Gross profit	25,778,387	24,739,510	47,346,613	47,749,666
Operating expenses:
Selling, general, and administrative expenses	19,499,236	20,025,090	34,549,791	40,644,206
Depreciation and amortization	1,147,080	2,219,071	1,870,003	3,714,446

Income from operations	5,132,071	2,495,349	10,926,819	3,391,014
Total other income	4,917,062	522,495	5,491,975	30,394

Income before taxes	10,049,133	3,017,844	16,418,794	3,421,408
Income tax expense	3,943,838	870,568	6,455,483	1,025,721

Net income	$6,105,295	$2,147,276	$9,963,311	$2,395,687

Basic earnings per share	$0.13	$0.05	$0.21	$0.05
Diluted earnings per share	$0.12	$0.05	$0.20	$0.05

Weighted average shares outstanding, basic	48,053,002	45,526,074	48,040,574	45,463,559
Weighted average shares outstanding, diluted	50,187,075	47,164,741	50,228,387	47,099,588

Consolidated Balance Sheets

	December 31, 2008	June 30, 2009
		(unaudited)
Balance Sheet Data
Cash and cash equivalents	$4,011,855	$2,968,244
Short-term investments	—	15,774,697
Accounts receivable, net of allowance for doubtful accounts	73,628,112	71,526,189
Unbilled revenue	27,802,667	23,737,500
Inventories	7,539,870	8,229,353
Prepaid expenses	9,257,086	10,452,632
Other current assets	8,081,553	9,738,887
Total long-term assets	123,501,173	113,917,800

Total assets	$253,822,316	$256,345,302

Accounts payable-trade	$54,084,430	58,741,969
Other current liabilities	65,854,864	54,076,280
Capital lease obligations, less current maturities	144,993	80,589
Other long-term liabilities	—	4,900,000
Total stockholders’ equity	133,738,029	138,546,464

Total liabilities and stockholders’ equity	$253,822,316	$256,345,302

Cash Flow Data

(Unaudited)

	Six Months Ended June 30,
	2008	2009
Cash flows from operating activities
Net cash provided by operating activities	11,094,355	8,039,235
Net cash used in investing activities	(13,333,734)	(8,813,488)
Net cash used in financing activities	(4,888,348)	(211,809)

Effect of exchange rate changes on cash and cash equivalents	28,723	(57,549)

Decrease in cash and cash equivalents	(7,099,004)	(1,043,611)
Cash and cash equivalents, beginning of period	26,716,239	4,011,855

Cash and cash equivalents, end of period	$19,617,235	$2,968,244

InnerWorkings, Inc.

2nd Quarter 2009

Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2008	2009	2008	2009
Operating Income	5,132,071	2,495,349	10,926,819	3,391,014
Depreciation and amortization	1,147,080	2,219,071	1,870,003	3,714,446
Stock based compensation	659,905	1,015,843	1,234,722	1,935,598

Adjusted EBITDA	6,939,056	5,730,263	14,031,544	9,041,058